INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

Filed by the registrant       /x/
Filed by a party other than the registrant        / /
Check the appropriate box:

/ /  Preliminary proxy statement

/x/  Definitive proxy statement

/ /  Definitive additional materials

/ /  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12


                               JOHNSON & JOHNSON
- ------------------------------------------------------------------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               JOHNSON & JOHNSON
- ------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

/x/  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or Rule
     14a-6(i)(2).

/ /  $500 per each party per Exchange Act Rule 14a-6(i)(3), or Rule
     14a-6(i)(2).

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

JOHNSON & JOHNSON

Notice of Annual Meeting
and Proxy Statement

                                                                March 9, 1995

     The Annual Meeting of the Stockholders of Johnson & Johnson will be held on April 27, 1995 at 10:00 A.M. at the Hyatt Regency Hotel, Two Albany Street, New Brunswick, New Jersey, to:

          1. Elect directors;

          2. Consider and act upon a proposal to approve the 1995 Stock Option Plan;

          3. Consider and act upon a proposal to approve the 1995 Stock Compensation Plan;

          4. Consider and act upon a proposal to ratify the appointment of Coopers & Lybrand as the Company's independent auditors; and

          5. Transact such other business, including action on stockholder proposals, as may properly come before the meeting.

     Stockholders are cordially invited to attend the meeting. If you are a stockholder of record and plan to attend, please complete and return the enclosed Request for Admission Card. If you are a stockholder whose shares are not registered in your own name and you plan to attend, please request an Admission Card by writing to the Office of the Secretary, WH 2132, Johnson & Johnson, One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933. Evidence of your stock ownership, which you can obtain from your bank, stockbroker, etc., must accompany your letter.

                                        By order of the Board of Directors,

                                             PETER S. GALLOWAY
                                                Secretary

                   *******************************************
                   * PLEASE SIGN, DATE AND RETURN YOUR PROXY *
                   * CARD PROMPTLY IN THE ENCLOSED ENVELOPE  *
                   *******************************************

                              GENERAL INFORMATION

     Stockholders Entitled to Vote. Holders of shares of the Common Stock of the Company of record at the close of business on February 28, 1995 are entitled to notice of and to vote at the Annual Meeting of Stockholders and at any and all adjournments of the meeting. Each share entitles its owner to one vote. The holders of a majority of the shares entitled to vote at the meeting must be present in person or represented by proxy in order to constitute a quorum for all matters to come before the meeting. On the record date there were 643,101,424 shares outstanding.

     Other than the election of directors, which requires a plurality of the votes cast, each matter to be submitted to the stockholders requires the affirmative vote of a majority of the votes cast at the meeting. For purposes of determining the number of votes cast with respect to a particular matter, only those cast "For" or "Against" are included. Abstentions and broker non-votes are counted only for purposes of determining whether a quorum is present at the meeting.

     Proxy Solicitation. The accompanying proxy is solicited by the Board of Directors of the Company. In that connection, this Proxy Statement is being mailed to the stockholders on or about March 9, 1995 concurrently with the mailing of the Company's 1994 Annual Report. In addition to this solicitation by mail, several regular employees of the Company may solicit proxies in person or by telephone. The Company has also retained the firm of Georgeson & Company, Inc. to aid in the solicitation of brokers, banks, institutional and other stockholders for a fee of approximately $11,500. All costs of the solicitation of proxies will be borne by the Company. Stockholders who execute proxies may revoke them at any time before they are voted by executing a later dated proxy, by voting by ballot at the meeting or by giving written notice to the Secretary of the Company. On the accompanying proxy a stockholder may substitute the name of another person in place of those persons presently named as proxies. In order to vote, a substitute must present adequate identification to the Secretary before the voting occurs.

     Principal Stockholder. As of February 15, 1995, The Robert Wood Johnson Foundation, located at Princeton Forrestal Center, Plainsboro Township, New Jersey, was the only stockholder known to the Company to have the power to vote or to direct the voting and/or the power to dispose or to direct the disposition of more than 5% of the Company's outstanding Common Stock. On that date the Foundation was the holder of 41,771,897 shares (6.5%) of the Company's outstanding Common Stock. Mr. R. E. Campbell, who has retired as Vice Chairman of the Board of Directors of the Company, is one of 17 Trustees of the Foundation.

     Stockholder Proposals. To be included in the Board of Directors' proxy statement for the 1996 Annual Meeting of Stockholders, a stockholder proposal must be received by the Company on or before November 10, 1995. Proposals should be directed to the attention of the Secretary at the principal office of the Company, One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933.



                             ELECTION OF DIRECTORS

     Nominees. There are 15 nominees for election as directors of the Company to hold office until the next Annual Meeting and until their successors have been duly elected and qualified.

     If the enclosed proxy is properly executed and received in time for the meeting, it is the intention of the persons named in the proxy to vote the shares represented thereby for the persons nominated for election as directors unless authority to vote shall have been withheld. If any nominee should refuse or be unable to serve, an event not anticipated, the proxy will be voted for such person as shall be designated by the Board of Directors to replace such nominee.

     Except for Mr. Peter N. Larson, who was elected to the Board of Directors in October of 1994, all of the nominees were elected to the Board at the last Annual Meeting and all are currently serving as directors of the Company.

     Following are summaries of the background and business experience and descriptions of the principal occupations of the nominees.

               JAMES W. BLACK, M.D., FRS, FRCP, Professor of Analytical Pharmacology, Rayne Institute, King's College School of Medicine, London, England.

               Dr. Black, 70, was elected to the Board of Directors in 1989. He is Chairman of the Company's Science and Technology Advisory Committee and is employed by the Company as a consultant. Dr. Black is Professor and Head of the Department of Analytical
 (Photo) Pharmacology at the Rayne Institute, King's College School of Medicine where he has been since 1984. He is also Chairman of the James Black Foundation, a non-profit research foundation, which is associated with the King's College School of Medicine and is funded by the Company. Dr. Black has previously held University teaching positions and research positions with Imperial Chemical Industries Ltd., Smith Kline and French Laboratories Limited and The Wellcome Foundation, Ltd. Dr. Black was awarded the Nobel Prize for Medicine in 1988.

- -------------------------------------------------------------------------------

               GERARD N. BURROW, M.D., Dean of the Yale University School of Medicine.

               Dr. Burrow, 62, was elected to the Board of Directors in 1993. He was named to his present position at the Yale Medical School in 1992 following service since 1988 as Vice Chancellor for health sciences and Dean of the University of California, San Diego School of Medicine. He previously served as a Professor and
 (Photo) Chairman of the Department of Medicine at the University of Toronto and as Physician-in-Chief at Toronto General Hospital following earlier work in medical education, research and clinical practice. Dr. Burrow is a member of the Institute of Medicine of the National Academy of Sciences, the Society for Clinical Investigation and a Fellow of the American Association for the Advancement of Science.

- -------------------------------------------------------------------------------

               JOAN GANZ COONEY, Chairman, Executive Committee, Children's Television Workshop.

               Mrs. Cooney, 65, was elected to the Board of Directors in 1978 and is a member of the Compensation Committee and the Benefits Committee. She co-founded the Children's Television Workshop as its Executive Director in 1968 and was named its President-CEO
(Photo) in 1970 and Chairman-CEO in 1988. She assumed her present responsibilities in 1990. The Workshop's activities include production of the well-known children's educational television programs Sesame Street, 3-2-1 Contact and Square One T.V. and Ghostwriter. Mrs. Cooney is a Director of The Chase Manhattan Corporation and The Chase Manhattan Bank, N.A., Metropolitan Life Insurance Company and Xerox Corporation, as well as a Trustee of the Educational Broadcasting Corporation (Channel 13/WNET, New York City) and the National Child Labor Committee.

               PHILIP M. HAWLEY, Retired Chairman of the Board and Chief Executive Officer, The Broadway Stores, Inc.

               Mr. Hawley, 69, was elected to the Board of Directors in 1988 and is a member of the Compensation Committee and the Benefits Committee. He served as Chairman and Chief Executive Officer of The Broadway Stores, Inc. (formerly Carter Hawley Hale Stores,
(Photo) Inc.) from 1983 to his retirement in 1993. On February 11, 1991, The Broadway Stores, Inc. filed for bankruptcy court protection under Chapter 11 of the federal bankruptcy laws. Broadway's Plan of Reorganization was confirmed on September 14, 1992, and became effective October 8, 1992. Mr. Hawley is also a Director of American Telephone and Telegraph Company, Atlantic Richfield Company, BankAmerica Corporation and Weyerhaeuser Company. He is a member of the Conference Board and a member of The Business Council.

- -------------------------------------------------------------------------------

               CLARK H. JOHNSON, CMA, Member, Executive Committee; Vice President, Finance.

               Mr. Johnson, 59, was elected to the Board of Directors in 1988. He was named Chief Financial Officer in 1988 after having been General Controller since 1977. Mr. Johnson joined Johnson &
(Photo) Johnson in 1953 and held a variety of financial positions with several affiliated companies before being named Assistant Corporate Controller of Johnson & Johnson in 1975 and General Controller in 1977. Mr. Johnson serves as a Trustee of Fairleigh Dickinson University and on the Executive Committee of the Institute of Management Accountants. He served as Chairman of the Institute of Certified Management Accountants and as a Trustee of the Financial Accounting Foundation.

- -------------------------------------------------------------------------------

               ANN DIBBLE JORDAN, Former Director, Social Services Department, Chicago Lying-In Hospital, University of Chicago Medical Center.

               Mrs. Jordan, 60, was elected to the Board of Directors in 1981 and is a member of the Audit Committee and the Public Policy Advisory Committee. She assumed her previous responsibilities at Chicago Lying-In Hospital in 1970 after having served as a
(Photo) Caseworker and then a Senior Caseworker at the University of Chicago Hospital. She is also a former Assistant Professor at the University of Chicago School of Social Service Administration. She is a Director of Automatic Data Processing, Capital Cities/ABC, Inc., The Hechinger Company, National Health Laboratories Inc., Salant Corporation and Travelers Inc. Mrs. Jordan is a Director of The Phillips Collection, The Child Welfare League and of the National Symphony Orchestra.

               ARNOLD G. LANGBO, Chairman of the Board and Chief Executive Officer, Kellogg Company.

               Mr. Langbo, 57, was elected to the Board of Directors in 1991. He is a member of the Company's Audit Committee and the Compensation Committee. Mr. Langbo assumed his present position with Kellogg Company in January of 1992 after having been President and Chief
(Photo) Operating Officer since December of 1990. Mr. Langbo joined Kellogg Canada Inc. in 1956 and served in a number of management positions in Canada and the United States before being named President of Kellogg International in 1986. Mr. Langbo is a Director of Kellogg Company and Whirlpool Corporation. He is also a member of the Advisory Board of the J. L. Kellogg Graduate School of Management at Northwestern University and a member of the Board of Trustees of Albion College.

- -------------------------------------------------------------------------------

               RALPH S. LARSEN, Chairman, Board of Directors and Chief Executive Officer; Chairman, Executive Committee.

               Mr. Larsen, 56, was elected to the Board of Directors in 1987 and appointed to the Executive Committee in 1986. He assumed his present responsibilities in 1989. He joined the Company in 1962 as a manufacturing trainee with Johnson & Johnson Products, Inc. and was named Vice President of Marketing for the McNeil Consumer Products Company in 1980. He left Johnson & Johnson for two years as President of Becton Dickinson's Consumer Products Division and
(Photo) returned to Johnson & Johnson as President of its Chicopee subsidiary in 1983. Mr. Larsen was appointed Company Group Chairman in 1986 before being appointed Vice Chairman of the Executive Committee and Chairman of a Sector Operating Committee later in 1986. Mr. Larsen is a Director of Xerox Corporation and The New York Stock Exchange. He is also Vice Chairman of The Business Council and a member of the Policy Committee of The Business Roundtable. He serves on the Board of the U.S. Committee for UNICEF and the United Ways of Tri-State.

- -------------------------------------------------------------------------------

               PETER N. LARSON, Member, Executive Committee and Worldwide Chairman, Consumer and Personal Care Group.

               Mr. Larson, 55, was elected to the Board of Directors in 1994 and appointed to the Executive Committee and Chairman of the Consumer Sector Operating Committee in 1992. Mr. Larson joined Johnson & Johnson in 1967. He left Johnson & Johnson in 1978 to join Kimberly-Clark where, until 1988, he served in a variety of
(Photo) positions, including President of its Health Care Sector and Director. From 1989 to 1990 he was a member of a partnership managing consumer businesses. Mr. Larson rejoined Johnson & Johnson in 1991 as a Company Group Chairman. Mr. Larson is Chairman of the Advertising Education Foundation and a member of the Board of Directors of the Foreign Policy Association and Compaq Computer Corporation.

               JOHN S. MAYO, PH.D., President Emeritus, AT&T Bell Laboratories.

               Dr. Mayo, 65, was elected to the Board of Directors in 1986 and is a member of the Science and Technology Advisory Committee and Chairman of the Public Policy Advisory Committee. He became President of AT&T Bell Laboratories in 1991 after having served as Director of the Ocean Systems Laboratory, Executive Director of the Ocean Systems Division, Executive Director of the Toll Electronic Switching Division, Vice President of Electronics Technology, Executive Vice President of Network Systems and Senior Vice President, Network Systems and Network Services. He
(Photo) became President Emeritus in 1995. Dr. Mayo is a member of the National Academy of Engineering and a fellow of the Institute of Electrical and Electronic Engineers. He is a member of the Boards of Trustees of Polytechnic University, the Liberty Science Center, the Kenan Institute for Engineering, Technology and Science; the Board of Overseers for the New Jersey Institute of Technology; and served on the Board of Directors of the National Engineering Consortium, Inc. Dr. Mayo was awarded the National Medal of Technology in 1990, the Industrial Research Institute Medal in 1992, and the Navy League New York Council Roosevelts Gold Medal for Science in 1993.

- -------------------------------------------------------------------------------

               THOMAS S. MURPHY, Chairman of the Board and Chief Executive Officer, Capital Cities/ABC, Inc.

               Mr. Murphy, 69, was elected to the Board of Directors in 1980, and is Chairman of the Compensation Committee. He joined Capital Cities when it was founded in 1954 and was elected Chairman and Chief Executive Officer in 1966. From June 1990 to February 1994 he served as Chairman of the Board only. Capital Cities/ABC operates the ABC Television Network and eight affiliated
(Photo) television stations, radio networks and radio stations; provides programming for cable television; is partnered with international broadcasters in program production and distribution ventures as well as broadcast and cable television services overseas; and publishes daily and weekly newspapers and trade publications. Mr. Murphy is a Director of International Business Machines Corporation and Texaco Inc. He is Chairman of the New York University Medical Center Board and a member of the Board of Overseers of Harvard College.

- -------------------------------------------------------------------------------

               PAUL J. RIZZO, Retired Vice-Chairman, International Business Machines Corporation.

               Mr. Rizzo, 67, was elected to the Board of Directors in 1982, and is Chairman of the Benefits Committee and a member of the Audit Committee. He first retired from International Business Machines
(Photo) Corporation as Vice-Chairman in 1987, and became Dean of the Kenan-Flagler Business School at the University of North Carolina-Chapel Hill. He returned to International Business Machines Corporation in 1993 as Vice Chairman and retired from that position in 1994. Mr. Rizzo is a director of McGraw-Hill, Inc. and Ryder Systems. Inc.

               MAXINE F. SINGER, PH.D., President of the Carnegie Institution of Washington.

               Dr. Singer, 64, was elected to the Board of Directors in 1991. She is a member of the Company's Science and Technology Advisory Committee and the Public Policy Advisory Committee. Dr. Singer became President of the Carnegie Institution of Washington in
(Photo) 1988 after serving for over thirty years at the National Institutes of Health where she advanced to be Chief of the Laboratory of Biochemistry at NIH's National Cancer Institute. Dr. Singer is a member of the National Academy of Sciences, the American Philosophical Society, the Pontifical Academy of Sciences and the Governing Board of the Weizmann Institute of Science.

- -------------------------------------------------------------------------------

               ROGER B. SMITH, Retired Chairman of the Board and Chief Executive Officer, General Motors Corporation.

               Mr. Smith, 69, was elected to the Board of Directors in 1985 and is Chairman of the Audit Committee and a member of the Benefits Committee. He retired as Chairman of General Motors Corporation
(Photo) in 1990. He is a member of the Business Council and serves as a Trustee of the Alfred P. Sloan Foundation. Mr. Smith also serves on the Board of Directors of Citicorp/Citibank, N.A., International Paper Company and PepsiCo, Inc.

- -------------------------------------------------------------------------------

               ROBERT N. WILSON, Vice Chairman, Board of Directors and Vice Chairman, Executive Committee.

               Mr. Wilson, 54, was elected to the Board of Directors in 1986. He joined the Company in 1964, served in several sales and marketing management positions and was appointed Company Group Chairman in
(Photo) 1981 and appointed to the Executive Committee in 1983. He was appointed Chairman of a Sector Operating Committee in 1985 and was appointed Vice Chairman of the Board of Directors in 1989. He assumed his expanded responsibilities as Vice Chairman of the Executive Committee in 1994. Mr. Wilson is also a Director of U.S. Trust Corporation.

Stock Ownership/Control

     The following table sets forth information regarding beneficial ownership of the Company's Common Stock owned by each nominee for Director and each executive officer named in the Summary Compensation Table and by all Directors and Executive Officers as a group. Each of the individuals/groups listed below is the owner of less than one percent of the Company's outstanding shares, except as described below. Because they serve as trustees of institutions or trusts which hold stock for the benefit of others, certain of those listed below "control" additional shares of the Company's stock in which they have no economic interest. See also "General Information--Principal Stockholder". Messrs. Larsen and Wilson are co-trustees of two trusts holding a total of 5,255,564 shares; Mr. Campbell is one of several trustees of an institution holding 3,190,792 shares and an institution holding 13,700 shares. In addition to the 8,460,056 shares so controlled, the Directors and executive officers as a group own/control a total of 880,857 shares, the aggregate of 9,340,913 shares representing approximately 1.5% of the shares outstanding. All stock ownership is as of February 15, 1995.

                                         Number of Common       Shares Under
                                              Shares             Exercisable
Name                                          (1)(2)             Options (3)
- ----                                     ----------------       ------------
James W. Black .........................        2,381
Gerard N. Burrow .......................        2,746
Robert E. Campbell (4) .................      140,676              264,000
Joan Ganz Cooney .......................        4,688
Philip M. Hawley .......................        3,844
Clark H. Johnson .......................       44,742               95,800
Ann Dibble Jordan ......................        3,462
Arnold G. Langbo .......................        3,913
Ralph S. Larsen ........................      122,844             308,000
Peter N. Larson ........................       10,786              52,160
John S. Mayo ...........................       17,843
Thomas S. Murphy .......................       60,649
Paul J. Rizzo ..........................       32,235
Maxine F. Singer .......................        5,675
Roger B. Smith .........................       19,121
Robert N. Wilson .......................      189,622             219,600

All Directors and Executive
Officers as a group (20),
including those named above ............      880,857           1,184,950

- ----------

(1) Includes an aggregate of 25,517 Common Stock equivalent units credited to nonemployee nominees under the Retirement Plan for Nonemployee Directors and an aggregate of 87,411 Common Stock equivalent units credited to such nominees under the Deferred Fee Plan for Nonemployee Directors.

(2) The shares described as "owned" are shares of the Company's Common Stock owned by each listed person and by members of his or her household and are held either individually, jointly or pursuant to a trust arrangement.

(3) Includes shares under options exercisable on February 15, 1995 and options which become exercisable within 60 days thereafter.

(4) Mr. Campbell retired as a Director and from the Company effective January 1, 1995.

     Directors' Fees, Committees and Meetings. Directors who are employees of the Company receive no compensation for their services as directors or as members of committees. Each director who is not an employee of the Company receives an award valued at approximately $10,000 in the form of Company Common Stock upon first becoming a member of the Board of Directors and receives an annual fee of $45,000 for his or her services as director, plus an additional $5,000 for service on a committee of the Board of Directors; $8,000 if chairperson of the committee. Nonemployee directors receive a meeting fee of $1,500 per day for committee meetings held on days other than Board of Directors meeting days. A director may elect to defer payment of all or a part of the fees until termination of his or her directorship. Deferred fees may earn additional amounts based either on the increase in value of units under the Certificate of Extra Compensation Program or on a hypothetical investment in the Company's Common Stock. Under the Retirement Plan for Nonemployee Directors, each nonemployee director is credited with Common Stock equivalent units in the actuarially determined amount required to provide at retirement an annual benefit of $25,000 payable for a period equal to the number of years the director has served on the Board of Directors. The Common Stock units held in each nonemployee director's account receive dividend equivalents. Upon retirement, the amounts held in a nonemployee director's account will be paid in cash in a lump sum to the director or, in the event of the director's death prior to retirement, to the director's beneficiary.

     Sir James Black serves as a scientific consultant to the Company at an annual fee of $10,000. Dr. Black is also a member of the Company's Bio-Science Advisory Committee and receives a fee of $3,000 for attendance at each meeting of the Committee.

     During the last fiscal year the Board of Directors met eight times. All directors attended at least 75% of the Board of Directors meetings and meetings of the committees on which the directors served.

     The Board of Directors has a standing Audit Committee and Compensation Committee. The Board of Directors has no standing Nominating Committee; however, the Board of Directors serves as a Nominating Committee of the whole. The Board considers suggestions from many sources, including stockholders, regarding possible candidates for director. Such suggestions, together with appropriate biographical information, should be submitted to the Secretary of the Company.

     The members of the Audit Committee are Mrs. Jordan, Mr. Langbo, Mr. Rizzo and Mr. Smith (Chairman). The Audit Committee assists the Board of Directors in fulfilling its responsibilities of ensuring that management is maintaining an adequate system of internal controls such that there is reasonable assurance that assets are safeguarded and that financial reports are properly prepared; that there is consistent application of generally accepted accounting principles; and that there is compliance with management's policies and procedures. In performing these functions, the Audit Committee meets periodically with the independent auditors, management, and internal auditors to review their work and confirm that they are properly discharging their respective responsibilities. In addition, the Audit Committee recommends the independent auditors for appointment by the Board of Directors. The Audit Committee met three times during the last fiscal year.

     The members of the Compensation Committee are Mrs. Cooney, Mr. Hawley, Mr. Langbo and Mr. Murphy (Chairman). The primary function of the Compensation Committee is to review the compensation philosophy and policy of the Management Compensation Committee, a non-Board committee composed of Messrs. Larsen (Chairman), Fine (Vice President, Administration) and Johnson (Vice President, Finance) which determines management and executive compensation and establishes fringe benefit and other compensation policies. The compensation of the members of the Executive Committee (which includes the members of the Management Compensation Committee) is determined by the Compensation Committee. The Compensation Committee is also responsible for the administration of the Company's stock option plans and is the approving authority for management recommendations with respect to option grants. The members of the Compensation Committee are not eligible to become optionees under the plans. During the last fiscal year there were four meetings of the Compensation Committee.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

                      Compensation Committee of the Board

     The Compensation Committee is comprised entirely of nonemployee, independent members of the Board of Directors. It is the Compensation Committee's responsibility to review, recommend and approve changes to the Company's compensation policies and programs. It is also the Committee's responsibility to review and approve all compensation actions for the Chief Executive Officer and members of the Executive Committee.

              Johnson & Johnson Compensation Policy and Objectives

     Johnson & Johnson's executive compensation programs are designed to enable the Company to attract, retain and motivate the high caliber of executives required for the success of the business. Overall, the intent of Johnson & Johnson's Executive Compensation Program is to provide compensation opportunities which are comparable to the opportunities provided by a select group of high performing, growth companies similar to Johnson & Johnson. This objective is achieved through a variety of compensation programs, summarized below, which support both the current and long term performance of the business.

     The primary responsibility of the Company's Chief Executive Officer and executive officers is to ensure the long-term health and growth of the Company. This responsibility is summarized in the Johnson & Johnson Credo, which defines the obligations of Johnson & Johnson employees to strengthen the ethical, human and business foundations of the Company. The Credo describes the responsibilities of the Company to its customers and others with whom it does business, to its employees, to the communities in which the Company has a presence as well as to the world community, and to its stockholders. The Credo merges these business and ethical responsibilities by stating: "When we operate according to these principles, the stockholders should realize a fair return."

     The compensation of Johnson & Johnson's Chief Executive Officer is determined by the Compensation Committee of the Board of Directors based on its assessment of the Company's financial and non-financial performance against the background of the factors and principles outlined in the Credo. With respect to financial performance, the Committee has identified several factors which are critical to the success of the business, including Sales Growth, Earnings Per Share (EPS) Growth, increase in Cash Flow, New Product Flow and growth in Stockholder Value. In evaluating performance against these factors, Johnson & Johnson's results are compared to results of a premium group of high performing companies in the consumer, pharmaceutical and professional health care fields with comparable sales volumes and above average EPS growth rates and financial strength. These companies include those in the S&P Diversified Health Care Index referred to in the Stockholder Return Performance Graph which meet these criteria.

     Sales Growth is measured as the percentage increase in sales volume from one year to the next. EPS Growth is assessed in the same manner. Cash Flow is measured as the Net Cash Flows from Operating Activities as reported in the Consolidated Statement of Cash Flows. Stockholder Value is measured as the increase in stock price plus dividend return over a five year period. New Product Flow is assessed by reviewing the percentage of sales resulting from the sale of new products introduced in the past five years.

     The Compensation Committee believes it is crucial that these financial and non-financial factors are managed well, in order to ensure superior return to Johnson & Johnson's stockholders over the long term. Therefore, while performance in these areas is reviewed on an annual basis, the primary consideration in assessing performance is Corporate results over a longer period, usually five years. No specific fixed weighting or formula is applied to these factors in determining performance. Rather, the Compensation Committee exercises its judgment in evaluating these factors and in determining appropriate compensation.

     A discussion of 1994 performance reviewed by the Compensation Committee can be found under "Decisions on 1994 Compensation".

                   Johnson & Johnson's Compensation Programs

Base Salary

     The Base Salary for all employees exempt from the Fair Labor Standards Act
(FLSA), which includes executives, is managed through the Johnson & Johnson Salary Administration Program. Under this Program, increases in Base Salary are governed by guidelines covering three factors: Merit (an individual's performance); Market Parity (to adjust salaries of high performing individuals based on the competitive market); and Promotions (to reflect increases in responsibility). In assessing Market Parity, the Company targets to pay base salaries which are, overall, at the median of the select group of premium companies referred to above.

     These guidelines are set each year and vary from year-to-year to reflect the competitive environment and to control the overall cost of salary growth. Individual merit increases are based on performance and can range from 0% to 200% of the merit guideline.

     The domestic salary guideline for all exempt employees for 1994 was 3.5% for merit increases plus 1% for market parity and 1% for promotion adjustments. The domestic salary guideline for 1995 has been set at 3.8% for merit increases plus 1% for market parity and 1% for promotion adjustments.

Cash and Stock Incentive Compensation Programs

     To reward performance, Johnson & Johnson provides eligible executives with additional current compensation in the form of executive bonus and stock awards. The total target value of the Cash Bonus plus the Stock Compensation Award is set at a level that is at a median position compared with annual incentives provided by other companies in the premium community. Actual awards against target vary based on the financial and non-financial performance factors discussed above and individual contribution. No fixed weighting or formula is applied by the Compensation Committee to corporate performance versus individual performance in determining incentive cash bonus and stock awards for the Chief Executive Officer and executive officers. Such incentive bonus and stock awards can range from zero, in the case of poor performance, up to 200% of the target amount if the performance is judged to be exceptional. For the Chief Executive Officer and executive officers the amount of the total target incentive is split evenly between cash and stock (i.e., 50% paid in cash, 50% paid in stock).

Stock Options

     The Stock Option Plan is a long-term plan designed to link executive rewards with stockholder value over time. Johnson & Johnson's award practice is unique in comparison to other companies. Stock Option awards are not based on an annual value. They are designed around the concept of a "career multiple" of salary.

     Under a career multiple, awards are granted to maintain an executive's total option holdings at a specified multiple of salary. Option holdings are the sum of all unexpired option grants (i.e., less than 10 years old), valued at the market price on the original date of grant.

     When an executive becomes eligible, the appropriate option holdings multiple is determined based on the range available and performance. Once the performance based option multiple is determined, the value of that multiple is awarded in the first year of eligibility. In subsequent years, the executive's option value multiple is reassessed based upon the applicable range that year and performance. Additional grants are made, if necessary, to bring the executive's option holdings to the multiple of pay determined for that year. As a result, awards can, and typically do, vary significantly from year to year.

     No stock option awards are made in the absence of satisfactory performance. Performance is evaluated by the Compensation Committee based on the executive's individual contribution to the long term health and growth of the Company and the Company's performance based on the factors discussed above. No fixed weighting or formula is applied to corporate performance versus individual performance in determining stock option awards. Specifically, for the Chief Executive Officer and other named Executive Officers, the Committee does not apply a mathematical formula which relates financial and/or non-financial performance to the number of options awarded.

     In the event that the stock price declines to a level below the option grant price, options are not revalued or reissued. Vesting in awards generally occurs over a period of six years.

Certificates of Extra Compensation

     Certificates of Extra Compensation (CECs) provide deferred compensation which is paid at the end of an executive's career. CECs are performance units which measure the Company's value based on a formula composed of one half of the Company's net asset value and one half of its earning power value, relative to the number of shares of Johnson & Johnson Common Stock outstanding. Earning power value is calculated by taking the capitalized value of earnings averaged over the previous five years.

     The CEC program uniquely reflects Johnson & Johnson's commitment to the long term. No awards are paid out to executives during employment. Although the units vest over a five year period from grant, the final value of those units is not determined until retirement or termination of employment. The value of the program is purely performance driven. The Company pays dividend equivalents on units awarded. Dividend equivalents are paid at the same rate provided to stockholders on a share of Johnson & Johnson common stock, and are paid quarterly.

     Awards of CECs to the Chief Executive Officer and executive officers are targeted to provide an above average long-term compensation opportunity as compared to the premium community. Award amounts are based on the Compensation Committee's evaluation of individual performance, based on the executive's individual contribution to the long term health and growth of the Company and the Company's performance based on the factors discussed above. No fixed weighting or formula is applied to corporate performance versus individual performance in determining CEC awards.

Decisions on 1994 Compensation

     Johnson & Johnson's performance for the most recent five year period exceeded that of the premium community companies in all financial factors considered: Sales Growth, Stockholder Value, EPS Growth Rate and increase in Cash Flow. The Company met its goal for New Product flow.

     With respect to non-financial performance, management continued to excel in the area of managing Credo responsibility. Various initiatives undertaken by Johnson & Johnson embody the principles of the Credo by addressing its responsibilities to its customers, employees and the community.

     Mr. Larsen's compensation awards were made based upon the Compen- sation Committee's assessment of the Company's financial performance in the five areas outlined above and its non-financial performance against the background of the Credo as outlined above.

     The above performance results were evaluated based on the overall judgement of the Compensation Committee with no fixed or specific mathematical weighting applied to each element of performance. Based on the Compensation Committees' judgement, compensation awards for 1994 were made at target.

     Mr. Larsen was awarded a salary increase for 1994 of 3.4% versus a 3.5% guideline for merit increase. The 1994 annual incentive was approximately 100% of the target percentage for the Chief Executive Officer, with one half provided in cash and one half provided in Johnson & Johnson common stock. Stock Option grants were awarded during 1994 to the Chief Executive Officer which maintain his holdings value at the target multiple of pay. A grant of Certificate of Extra Compensation was made to Mr. Larsen to maintain his 1995 accrual at the competitive target.

Tax Deductibility Considerations

     The Compensation Committee has reviewed the Company's compensation plans with regard to the deduction limitation under the Omnibus Budget Reconciliation Act of 1993. The Committee has determined that the 1995 Johnson & Johnson Stock Option Plan, submitted in this Proxy Statement for the approval of stockholders, meets the requirements for deductibility under the Act. Since the particular requirements of the Act applicable to other elements of compensation have not yet been definitively established by final regulations and since the Compensation Committee is concerned that the requirements of the Act could effectively divest the Compensation Committee of the ability to exercise its discretion to act in the best interests of the stockholders in establishing compensation, the Compensation Committee has decided for the present not to alter the other compensation plans to attempt to meet the deductibility requirements. The Compensation Committee will continue to review the issue and evaluate whether the compensation plans should be altered in the future to meet the deductibility requirements.


                                               Thomas S. Murphy, Chairman
                                               Joan G. Cooney
                                               Philip M. Hawley
                                               Arnold G. Langbo

                      STOCKHOLDER RETURN PERFORMANCE GRAPH

     Set forth below is a line graph comparing the cumulative total stockholder return on the Company's Common Stock against the cumulative total return of the Standard & Poor's 500 Stock Index and the Standard & Poor's Diversified Health Care Index for the period of five years commencing December 31, 1989 and ending December 31, 1994. The graph and table assume that $100 was invested on December 31, 1989 in each of the Company's Common Stock, the Standard & Poor's 500 Stock Index and the Standard & Poor's Diversified Health Care Index and that all dividends were reinvested. This data was furnished by Standard & Poor's Compustat Services, Inc.





              ----GRAPHICAL REPRESENTATION OF DATA TABLE BELOW----





- -------------------------------------------------------------------------------
                       1989      1990      1991      1992      1993       1994
- -------------------------------------------------------------------------------
Johnson & Johnson    $100.00   $123.38   $200.26   $179.83   $163.60    $204.49
- -------------------------------------------------------------------------------
S&P Diversified
 Health Care         $100.00   $121.46   $179.89   $153.60   $146.38    $170.58
- -------------------------------------------------------------------------------
S&P 500 Index        $100.00   $ 96.90   $126.42   $136.05   $149.76    $151.74
- -------------------------------------------------------------------------------

                             EXECUTIVE COMPENSATION

     The following table shows, for each of the last three fiscal years, the annual compensation paid by the Company, together with long term and other compensation for the Chief Executive Officer and the other four most highly compensated executive officers (the "Named Officers"), of the Company in all capacities in which they served:

                                                SUMMARY COMPENSATION TABLE


                                                 Annual Compensation         Long Term Compensation
                                          ---------------------------------          Awards
             Name                                                  Other     ----------------------
             and                                                   Annual    Restricted               All Other
          Principal                                                Compen-      Stock       Options    Compen-
          Position                 Year   Salary($)   Bonus($)    sation($)   Awards($)       (#)     sation($)
          ---------                ----   ---------   --------    ---------  ----------     -------   ---------
                                                         (1)         (2)         (3)                      (4)
R. S. Larsen ...................   1994   $920,000    $586,714    $386,018    $      0       40,700    $ 6,750
Chairman/CEO ...................   1993    890,000     448,125     331,740           0      142,500     10,613
                                   1992    850,000     290,000     290,200     287,138        6,000     10,299

R. N. Wilson ...................   1994   $690,000    $488,967    $383,484    $      0       28,600    $ 6,750
Vice Chairman ..................   1993    665,000     388,750     341,693           0      109,100     10,613
                                   1992    630,000     275,000     299,380     211,575        6,000     10,299

R. E. Campbell .................   1994   $670,000    $407,169    $533,189    $      0        4,200    $ 6,750
Vice Chairman ..................   1993    645,000     324,375     457,415           0       96,500     10,613
                                   1992    615,000     200,000     383,928     211,575        8,000     10,299

P. N. Larson ...................   1994   $550,000    $346,253    $125,675    $      0       37,100    $ 6,750
Chairman, ......................   1993    435,000     280,625     109,060           0       64,000     10,613
Consumer & .....................   1992    415,000     140,000      49,582     136,013       26,400     10,299
Personal Care Group

C. H. Johnson ..................   1994   $395,000    $247,087    $271,233    $      0       13,700    $ 6,750
Vice President, ................   1993    380,000     200,000     218,687           0       47,700     10,613
Finance ........................   1992    360,000     120,000     152,285     120,900            0     10,299

- ---------
(1) Bonus amounts for 1992 have been restated to comply with Securities and Exchange Commission guidelines and include only cash payments for that year. 1993 and 1994 bonus amounts include stock compensation since the plan has been changed to a one year unrestricted stock award from the previous long term (3 year) restricted stock award.

(2) Amounts include dividend equivalents paid under the Certificate of Extra Compensation (CEC) Program (long term incentive plan).

(3) Until December 1, 1994, shares of Restricted Stock (awarded in 1992) were held as follows: Mr. R. S. Larsen, 1,900; Mr. R. N. Wilson, 1,400; Mr. R.
     E. Campbell, 1,400; Mr. P. N. Larson, 900 and Mr. C. H. Johnson, 800. Dividend equivalents were paid on such shares when paid on the Company's Common Stock. As of December 2, 1994 no Restricted Stock remained outstanding.

(4)  Amount shown is the Company's matching contribution to the 401(k) Plan.


Stock Options

     The following table contains information concerning the grant of stock options under the Company's 1991 Stock Option Plan to the Named Officers during the Company's last fiscal year.


                       Option Grants in Last Fiscal Year



                                        Individual Grants                                 Potential
                        -------------------------------------------------            Realizable Value at
                          Number of   % of Total                                       Assumed Annual
                         Securities     Options                                     Rates of Stock Price
                          Underlying   Granted to  Exercise                   Appreciation For OptionTerm (2)
                           Options     Employees    Price      Expiration   -----------------------------------
     Name               Granted(#)(1)   In 1994     ($/Sh)        Date      0%($)      5% ($)          10% ($)
     ----               --------------  -------     ------      --------    -----      ------          -------
Ralph S. Larsen .........   40,700       0.7%       $53.63      12/01/04     $0      $1,372,811      $3,478,629
Robert N. Wilson ........   28,600       0.5%       $53.63      12/01/04     $0      $  964,678      $2,444,442
Robert E. Campbell ......    4,200       0.1%       $53.63      12/01/04     $0      $  141,666      $  358,974
Peter N. Larson .........   37,100       0.6%       $53.63      12/01/04     $0      $1,251,383      $3,170,937
Clark H. Johnson ........   13,700       0.2%       $53.63      12/01/04     $0      $  462,101      $1,170,939
All Stockholders ........      --         --          --           --        $0      $11.9 billion   $39.3 billion

- ------------
(1) The options were granted at an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. The options become exercisable over a six year period in increments of 20% per year beginning with the second anniversary of the date of grant except for the options granted to Mr. R. S. Larsen, Mr. R. E. Campbell, Mr. P. N. Larson and Mr. C. H. Johnson which, like the vesting schedule for all executives in the Stock Option Plan over age 55, become exercisable over a four year period in increments of 40% beginning with the second anniversary of the date of grant and an additional 30% per year for each of the next two years. The grant date of the options was December 1, 1994.

(2) The amounts shown under these columns are the result of calculations at 0% and at the 5% and 10% rates required by the Securities and Exchange Commission and are not intended to forecast future appreciation of the Company's stock price.

                                       15

Option Exercises and Fiscal Year-End Values

     The following table sets forth information with respect to the Named Officers concerning the exercise of options during the last fiscal year and unexercised options held as of the end of the fiscal year:

              Aggregated Option Exercises In Last Fiscal Year and
                         Fiscal Year-End Option Values

                                                           Number of Securities          Value of Unexercised
                                                          Underlying Unexercised        In-the-Money Options at
                              Shares                   Options at Year End 1994 (#)      Year End 1994 ($) (1)
                            Acquired On     Value      ----------------------------   --------------------------
        Name               Exercise (#)  Realized ($)  Exercisable    Unexercisable   Exercisable  Unexercisable
        ----               ------------  ------------  -----------    -------------   -----------  -------------
Ralph S. Larsen ...........      --            --        308,000         248,000       $9,520,244    $2,882,144
Robert N. Wilson ..........   15,400      $528,920       235,600         182,900       $7,350,552    $2,001,404
Robert E. Campbell ........      --            --        294,000         109,100       $9,038,140    $1,019,264
Peter N. Larson ...........      --            --         38,160         171,540       $  603,930    $1,706,340
Clark H. Johnson ..........   5,940       $203,478       101,800          73,800       $2,866,482    $  698,604
- --------

(1) Based on the New York Stock Exchange Composite closing price as published in the Wall Street Journal for the last business day of the fiscal year ($54.75).

Certificate of Extra Compensation Program

     The following table provides information concerning awards made during the last fiscal year under the Company's Certificate of Extra Compensation (CEC) Program.

             Long-Term Incentive Plans--Awards In Last Fiscal Year

                                                                     Estimated
                                        Number of     Period Until     Future
Name                                     Units(#)        Payout       Payout($)
- ----                                    ---------     ------------   ----------
                                                          (1)           (2)
Ralph S. Larsen ....................     75,000                      $1,607,250
Robert N. Wilson ...................     86,000                       1,842,980
Robert E. Campbell .................        --                              --
Peter N. Larson ....................        --                              --
Clark H. Johnson ...................     15,000                         321,450
- --------
(1)  Awards are paid out upon retirement or other termination of employment.

(2) The value used is the value as of the end of the last fiscal year and was $21.43 per CEC unit. The value of the CEC units is subject to increase or decrease based on the performance of the Company.

     Since 1947, the Company has maintained a deferred compensation program under which awards of CEC units may be made to senior management and other key personnel of the Company and its subsidiaries worldwide. Typically, an award of CEC units provides for a specified number of units which vest over a five year period, though no awards are paid out to a participant until retirement or other termination of employment. During employment, dividend equivalents are paid to participants on CEC units in the same amount and at the same time as dividends on the Company's Common Stock. The CEC units are valued in accordance with a formula based on the Company's net assets and earning power over the five preceding fiscal years. Until paid at retirement or termination of employment, the final value of the CEC units is subject to increase or decrease based on the performance of the Company. The value as of the end of the last fiscal year was $21.43 per CEC unit. The number of CEC units earned as of the end of the last fiscal year by each of the Named Officers during their careers with the Company, valued for illustrative purposes at the $21.43 per unit value as of the end of the last fiscal year are: Mr. R. S. Larsen 286,200 CEC units ($6,133,266); Mr.
R. N. Wilson 319,000 CEC units ($6,836,170); Mr. R. E. Campbell 423,600 CEC units ($9,077,748); Mr. P. N. Larson 60,000 CEC units ($1,285,800) and Mr. C. H.
Johnson 178,600 CEC units ($3,827,398).

Retirement Plan

     The following table shows the estimated annual retirement benefit payable on a straight life annuity basis to participating employees in the compensation and years of service classifications indicated, under the Company's Retirement Plan. The Retirement Plan generally covers salaried U.S. employees of the Company and designated subsidiaries on a non-contributory basis.


                               PENSION PLAN TABLE

       Five Year
        Average                            Annual Benefits for Years of Service
        Covered         --------------------------------------------------------------------------------
     Compensation       15 Years       20 Years      25 Years       30 Years     35 Years      40 Years
     ------------       --------       --------      --------       --------    ----------    ----------
      $  600,000        $146,900      $195,900       $244,900       $293,900    $  342,900    $  391,900
         700,000         172,000       229,300        286,600        343,900       401,200       458,500
         800,000         197,000       262,600        328,300        393,900       459,600       525,200
         900,000         222,000       295,900        369,900        443,900       517,900       591,900
       1,000,000         247,000       329,300        411,600        493,900       576,300       658,600
       1,100,000         272,000       362,600        453,300        543,900       634,600       725,300
       1,200,000         297,000       396,000        495,000        594,000       692,900       791,900
       1,300,000         322,000       429,300        536,600        644,000       751,300       858,600
       1,400,000         347,000       462,600        578,300        694,000       809,600       925,300
       1,500,000         372,000       496,000        620,000        744,000       868,000       992,000
       1,600,000         397,000       529,300        661,700        794,000       926,300     1,058,700
       1,700,000         422,000       562,700        703,300        844,000       984,700     1,125,300
       1,800,000         447,000       596,000        745,000        894,000     1,043,000     1,192,000
       1,900,000         472,000       629,300        786,700        944,000     1,101,400     1,258,700

     Covered compensation includes regular annual earnings, cash bonus, the value of awards under the Stock Compensation Program, and dividend equivalents paid on both undelivered Restricted Stock awards (which cease after 1994) and non-vested CEC units. The calculation of retirement benefits is based upon final average earnings (the average of the highest covered compensation during the five consecutive years out of the last ten years of employment with the Company). The benefits are subject to an offset based on the Age 65 Primary Social Security Benefit. Five-Year Average Covered Compensation for the Named Officers as of the end of the last fiscal year is: Mr. R. S. Larsen $1,517,500; Mr. R. N. Wilson $1,162,300; Mr. R. E. Campbell $1,106,400; Mr. P. N. Larson $780,700 (Mr. Larson's Average Covered Compensation reflects Covered Compensation from December, 1990 when he rejoined the Company); and Mr. C. H. Johnson $657,100. The approximate years of service for each Named Officer as of the end of the last fiscal year is: Mr. R. S. Larsen 31 years; Mr. R. N. Wilson 30 years; Mr. R. E. Campbell 40 years; Mr. P. N. Larson 14 years; and Mr. C. H. Johnson 38 years.

     As permitted by the Employee Retirement Income Security Act of 1974, the Company has adopted a supplemental plan which is designed to provide the amount of retirement benefit which cannot be paid from the Retirement Plan by reason of certain Internal Revenue Code limitations on qualified plan benefits. The amounts shown in the Pension Plan Table include the amounts payable under the supplemental plan.

                      PROPOSAL FOR 1995 STOCK OPTION PLAN

     The Compensation Committee, recognizing that insufficient shares are available to provide further grants of stock options under existing Company plans, advised the Board of Directors that it is in the interest of the Company to continue its longstanding practice of making stock options available to those employees responsible for significant contributions to the Company's business. The Compensation Committee believes that the equity stake in the growth and success of the Company afforded by stock options provides such key employees with an incentive to continue to energetically apply their talents within the Company. Accordingly, on February 13, 1995, the Board of Directors, acting on the recommendation of the Compensation Committee, unanimously approved the 1995 Stock Option Plan (the "Plan") and directed that it be submitted for consideration and action at the meeting. For adoption of the Plan, it will be necessary that it be approved by the affirmative vote of a majority of the shares voted at the meeting. If the Plan is approved by Stockholders, no further options will be granted under the Company's existing Stock Option Plan.

     The Board recommends a vote FOR approval of the 1995 Stock Option Plan.

     The following is a brief but not comprehensive summary of the proposed 1995 Stock Option Plan which continues a practice that began at the Company in 1952. The complete text is attached as Exhibit 1 and reference is made to such Exhibit for a complete statement of the provisions of the Plan. The Plan provides for the granting of options to purchase up to 28 million shares of the Company's Common Stock, to be drawn from authorized but unissued shares and/or from Treasury shares. The number and kind of shares subject to the Plan would be appropriately adjusted in the event of any change in the capital structure of the Company. Stockholders would have no preemptive rights with regard to shares allotted to the Plan. The Plan would be administered by the Company's Compensation Committee which is composed of four directors who are not employees of the Company. Each member of the Compensation Committee must be a "disinterested person" within the meaning of Rule 16b-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended from time to time, and an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"). No member of the Compensation Committee is eligible to receive options under the Plan. Participants would be selected by the Compensation Committee itself or, upon the recommendation of the Management, from directors who are employees of the Company or its domestic subsidiaries; key employees of the Company and its domestic subsidiaries (including executive officers and officers of the Company) and key employees of international subsidiaries. Optionees would be selected on the basis of demonstrated ability to contribute substantially to the effective management of the Company. The Compensation Committee would determine both the number of optionees and the number of shares to be optioned to any individual under the Plan. The total number of shares which may be awarded under the Plan to any optionee in any one year shall not exceed 5% of the total shares allocated to such Plan. The Board of Directors would be able to amend the Plan without further approval by the Stockholders, except insofar as such approval is required by law.

     The Plan would enable the Company to grant either "non-qualified options" or "incentive stock options". No options could be granted under the Plan later than April 26, 2000. Incentive stock options could have an exercise period of up to ten years. Non-qualified options could have an exercise period as specified by the Committee at the time of grant.

     The Plan would allow the Compensation Committee to establish in its discretion the time or times within the period of the option when the option could be exercised and the percentage of the option that could be exercised at such times. In its discretion, the Compensation Committee could accelerate the vesting of options held by employees whose employment has terminated by reason of death, disability or retirement. However, no option could be exercised later than ten years following the date of grant in the case of an incentive stock option or later than the period specified by the Committee from the date of grant in the case of a non-qualified stock option. Provision is made in the proposed Plan for progressive exercise of the options during their terms.

     The Plan provides that upon termination of employment of the optionee for a cause other than death, disability or retirement, the rights to exercise the option which have accrued at the date of termination may be exercised within three months following that date or such longer period (not to exceed three years) as the Compensation Committee shall provide, and that thereafter all further rights to exercise the option cease, whether or not accrued at the date of termination, unless the Compensation Committee otherwise specifies. In the event of termination of employment due to death, disability or retirement, the same provisions apply except that the period of time for exercise is three years. In its discretion the Compensation Committee may extend the exercise period for stock options held by employees whose employment has terminated by reason of death, disability or retirement. In no event, however, can an incentive stock option be exercised after 10 years following the date of grant or a non-qualified option be exercised after the period specified by the Compensation Committee from the date it is granted, or such earlier date as may be specified in the option.

     The options would not be transferable, except in the event of death. The Compensation Committee may provide, however, for the transfer, without payment of consideration, of a non-qualified option to immediate family members of the optionee or to trust or partnerships for such family members.

     The exercise price per share for each option would be not less than the fair market value on the date of grant, determined as prescribed by the Internal Revenue Code and Regulations. It is provided that payment for the portion exercised may be made in whole at the time of exercise of the option or in installments, within the discretion of the Compensation Committee. Payment could be made in cash or in Johnson & Johnson Common Stock valued at its current fair market value.

     The aggregate fair market value (determined as of the time such option is granted) of the Common Stock for which any employee may have incentive stock options vest in any calendar year may not exceed $100,000.

     All nominees for election as directors who are employees of the Company would be eligible to participate as determined by the Compensation Committee itself or upon the recommendation of the Management. No determination has been made with respect to future recipients of options under the Plan and it is not possible to specify the names or positions of the key executives to whom options may be granted, or the number of shares, within the limitations of the Plan, to be covered by such options. As of January 31, 1995, fifteen officers, four of whom are also directors, and 3,562 employees (other than directors and officers) held stock options issued under former plans.

     Proceeds received from optioned shares will be used for general corporate purposes.

     The Company has been advised by its Tax Department that under currently applicable provisions of the Internal Revenue Code of 1986, an optionee will not be deemed to receive any income for Federal tax purposes upon the grant of an option under the Plan, nor will the Company be entitled to a tax deduction at that time. However, upon the exercise of an option the tax consequences are as follows:

          1. Upon the exercise of a non-qualified option, the optionee will be deemed to have received ordinary income in an amount equal to the difference between the option price and the market price of the shares on the exercise date. The Company will be allowed an income tax deduction equal to the excess of market value of the shares on the date of exercise over the cost of such shares to the optionee.

          2. Upon the exercise of an incentive stock option, there is no income recognized by the optionee at the time of exercise. If the stock is held at least one year following the exercise date and at least two years from the date of grant of the option, the optionee will realize a long-term capital gain or loss upon sale, measured as the difference between the option exercise price and the sale price. If either of these holding period requirements are not satisfied, ordinary income tax treatment will apply to the amount of gain at sale or exercise, whichever is less. No income tax deduction will be allowed the Company with respect to shares purchased by an optionee upon the exercise of an incentive stock option, provided such shares are held for the required periods as described above.

     There is no charge against the Company in connection with the grant of an option or the exercise of an option for cash. The exercise of an option for stock may result in a charge against income. The Plan is intended to comply with
Section 162(m) of the Internal Revenue Code by qualifying payments under the Plan as performance-based compensation.

     Under the Internal Revenue Code, an option will generally be disqualified from receiving incentive stock option treatment if it is exercised more than three months following termination of employment. However, if the optionee is disabled, such statutory treatment is available for one year following termination. If the optionee dies while employed by the Company or within three months thereafter, the statutory time limit is waived altogether. In no event do these statutory provisions extend the rights to exercise an option beyond those provided by its terms.

     The Plan may be amended by the Board of Directors. The closing price of the Common Stock of the Company on February 28, 1995, based on composite trading data published in the Wall Street Journal, was $56.75 per share.

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                   PROPOSAL FOR 1995 STOCK COMPENSATION PLAN

     On February 13, 1995, the Board of Directors, upon the recommendation of the Compensation Committee, unanimously approved the adoption and submission to a vote at the Annual Meeting of Stockholders of the 1995 Stock Compensation Plan (the "Plan"). For adoption of this Plan, it will be necessary that it be approved by the affirmative vote of a majority of the shares voted at the meeting.

     The Board recommends a vote FOR approval of the 1995 Stock Compensation
Plan.

     The Plan provides, in general, for the awarding of shares of Common Stock of the Company to employees of the Company, (including executive officers and officers) its subsidiaries and affiliates, both in the United States and abroad. The Plan continues a practice of the Company which began in 1922. An award is by way of a bonus to the employee and is not regarded as part of the employee's regular compensation. The Plan, in the judgment of the Board of Directors, promotes the interests of the Company by insuring continuity of management and increased incentive on the part of the participants by insuring their acquisition of an equity interest in the Company and by providing an adequate overall compensation level. If the Plan is approved by Stockholders, no further awards will be made under the Company's existing Stock Compensation Plan.

     The Common Stock to be distributed in the operation of the Plan would not exceed 4 million shares of the Company's authorized but unissued shares (to be reduced in all events by the number of Treasury shares used for the Plan). Stockholders will have no preemptive rights with regard to these shares.

     Participants would be selected by the Board of Directors of the Company from the group of key management personnel, generally at the supervisor level and above, and sales personnel of the Company and its domestic and international subsidiaries and affiliates. The executive officers named in the Summary Compensation Table would be eligible. Under certain conditions, and with the approval of the Management Compensation Committee of the Company, or its delegate, awards may be granted to employees not meeting the above criteria. Participants would be selected on the basis of demonstrated ability and potential to contribute substantially to the Company's success. It is not possible to state the number of employees who will participate in the Plan. In 1994, fifteen officers, four of whom are also directors, and 8,742 employees (other than directors and officers) received awards under the former plan.

     The term of the Plan would expire on April 26, 2000. The Plan does not provide any maximum on the number of shares which can be awarded to an employee.

     Conditioned upon Stockholder approval of the Plan, the Board of Directors, or a committee appointed thereby, will have full power and authority to administer the Plan, including the authority to select participants and to determine the number of shares to be awarded to each participant. The number and kind of shares subject to the Plan would be appropriately adjusted in the event of any change in the capital structure of the Company.

                      APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has appointed Coopers & Lybrand as the independent auditors for the Company and its subsidiaries for the fiscal year 1995. Stockholder ratification of the appointment is not required under the laws of the State of New Jersey, but the Board has decided to ascertain the position of the stockholders on the appointment. The Board of Directors will reconsider the appointment if it is not ratified. The affirmative vote of a majority of the shares voted at the meeting is required for ratification.

     Representatives of Coopers & Lybrand are expected to be present at the meeting and will be allowed to make a statement if they wish. Additionally, they will be available to respond to appropriate questions from stockholders during the meeting.

                 STOCKHOLDER PROPOSAL ON PHARMACEUTICAL PRICING

     The following stockholder proposal has been submitted to the Company for action at the meeting by the Mercy Consolidated Assets Management Program, 20 Washington Square North, New York, NY 10011, owner of 4,000 shares of the Company's Common Stock. Nine other groups whose names,

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addresses and shareholdings will be supplied upon oral or written request to the
Secretary of the Company have co-sponsored the proposal. The affirmative vote of a majority of the votes cast at the meeting by or on behalf of the stockholders is required for approval of a stockholder proposal. The text of the proposal follows:

Stockholder Proposal Regarding Pharmaceutical Pricing

     WHEREAS: During the 1980's, prescription drug prices increased at almost three times the rate of general inflation in the United States and these prices have not been readjusted;

     The companies who produce pharmaceuticals have been criticized by citizens, organizations, and the U.S. government agencies as being unjust in the reaping of "excessive profits at the expense of millions of U.S. citizens";

     The burden of these cost increases have been borne by vulnerable individual consumers such as the elderly and the under-insured in the retail market as well as increased costs for some institutional health care facilities;

     Our company's policy to limit average price increases for all health related products has failed to significantly benefit retail customers of Johnson & Johnson prescription drugs due to the discounted prices offered to volume purchasers such as HMO's and large purchasing groups;

     The price of a drug is determined by several factors, only one of which is the cost of research;

     We believe U.S. citizens want reasonable limits on pharmaceutical prices;

     Our company enlisted our aid at the 1994 annual meeting to defeat mandatory price controls; and meaningful health care reform was defeated;

          RESOLVED: the shareholders request the Board to create and implement a policy of price restraint of pharmaceutical products for both the individual consumer and institutional purchasers in order to keep drug prices at a reasonable level.

          The Board will report to the shareholders on positive changes in policy and procedures for our pharmaceutical products by September 1995.

     SUPPORTING STATEMENT: Our company's Credo defines our first responsibility is to those who use our products and services. As a health care company our products and services are often essential for maintaining life itself and/or a high quality of life. This places an additional responsibility to ensure that our products are affordable. The negative impact of escalating drug prices on vulnerable members of our society is a major concern for the filers of this resolution. We feel that our company's successful lobbying to defeat mandatory price controls on pharmaceuticals also obligates us to develop a meaningful voluntary price restraint policy.

     We suggest that the policy include a restraint on each individual drug and that it not be based on averages. Averages can mask tremendous disparities: a low price increase for one compound and a high price increase for another; one price for a major HMO (usually low) and another for the elderly or uninsured retail customer (usually high).

     We appreciate the role that our company has played in the development of new medicines of great benefit, and we understand the need for ongoing research. However, we are well aware that the cost of research is only one determinant for the final price of a drug. The manufacturing, selling, marketing and administrative costs contribute far more to the price of the drug than research costs. Thus, we believe price restraint can be achieved without sacrificing the necessary research effort of Johnson & Johnson.

     If you agree, please mark your proxy FOR this resolution.

Management's Statement in Opposition to Stockholder Proposal

     The Board of Directors favors a vote AGAINST the adoption of this proposal for the following reasons:

     The Board of Johnson & Johnson recommends voting against the proposal on pharmaceutical pricing.

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     The Board does so in the context of Johnson & Johnson's unique position as a comprehensive health care products company. As has been noted to stockholders before, we are keenly aware of the concern about the rising costs of health care and will continue our practice of pricing our products responsibly. For the last 14 years, the weighted average compound growth rate of price increases in the United States for our health care products (prescription and over-the-counter drugs, hospital and professional products) has been slightly below the U.S. Consumer Price Index.

     The future of our pharmaceutical business depends on continued intensive investment in research and development that will yield new and innovative medicines for the treatment of disease and will bring down the cost of health care over the long term. In order to continue this research and assure the future of its business, the Company must have the latitude to price its products based on marketplace forces and in a way that yields the required revenue. The steadily increasing cost of research and development makes this particularly important.

     The pharmaceutical marketplace in the U.S. is already undergoing profound change. The rapid growth of managed care organizations has created large, sophisticated purchasers and intense competition that has significantly reduced the rate of price increases on prescription medicines.

     Capping individual prices on prescription drugs in the U.S. based on a formula or on arbitrary comparisons with selected world markets would inhibit our ability to compete in the marketplace and is contrary to the best interests of the patients we serve, as well as the Company and its shareholders.

     It is, therefore, recommended that the stockholders vote AGAINST this proposal.

                      STOCKHOLDER PROPOSAL ON NON-EMPLOYEE
                            DIRECTOR RETIREMENT PLAN

     The following stockholder proposal has been submitted to the Company for action at the meeting by William Steiner, 4 Radcliff Drive, Great Neck, New York 11024, owner of 100 shares of the Company's common stock. The affirmative vote of a majority of the votes cast at the meeting by or on behalf of the stockholders is required for approval of a stockholder proposal. The text of the proposal is as follows:

Stockholder Proposal On Non-Employee Director Retirement Plan

          RESOLVED, that the shareholders assembled in person and by proxy, recommend (i) that all future non-employee directors not be granted pension benefits and (ii) current non-employee directors voluntarily relinquish their pension benefits.

     SUPPORTING STATEMENT: Aside from the usual reasons, presented in the past, regarding "double dipping", that it is outside (non-employee) directors who are in almost all cases amply rewarded with their pension at their primary place of employment, and in many instances serving as outside pensioned directors with other companies, there are other more cogent reasons that render this policy as unacceptable.

     Traditionally, pensions have been granted in both the private and public sectors for long term service. The service component usually represents a significant number of hours per week. The practice of offering pensions for consultants is a rarity. Outside directors' service could logically fit the definition of consultants and pensions for this type of service is an abuse of the term.

     But more importantly, outside directors, although retained by corporate Their purpose is to serve as an impartial group to which management is accountable. Although outside directors are certainly entitled to compensation for their time and expertise, pensions have the pernicious effect of compromising their impartiality. In essence, pensions are management's grant to outside directors to insure their unquestioning loyalty and acquiescence to whatever policy management initiates, and at times, serving their own self interest. Thus, pensions become another device to enhance and entrench management's controls over corporate policies while being accountable only to themselves. As a founding member of the Investors Rights Association of America I feel this practice perpetuates a culture of corporate management "cronyism" that can easily be at odds with shareholder and company interest.

     A final note in rebuttal to management's contention that many companies offer their outside directors pension, so they can attract and retain persons of the highest quality. Since there are also companies that

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do not offer their outside directors pensions, can management demonstrate that those companies that offer pensions have a better performance record then their non-pensioned peers? In addition, do we have any evidence of a significant improvement in corporate profitability with the advent of pensions for outside directors?

     I urge your support, vote for this resolution.

     If you agree, please mark your proxy FOR this resolution.

Management's Statement In Opposition To Stockholder Proposal

     The Board of Directors favors a vote AGAINST the adoption of this proposal for the following reasons:

     The Company competes against many other companies in its efforts to attract and retain exceptional individuals who are leaders in business, academia and the medical/scientific community to serve as Directors. To do this the Company must provide a competitive compensation package. Most of the companies against which the Company competes provide retirement benefits. The Company regularly monitors the total value of compensation and benefits provided its Directors among its peer companies. The Company's objective is to be at the median of the companies with which it compares itself. The Company is meeting this objective based on the combined value of all elements of the compensation package. Consequently, if the Company eliminated the retirement program, it would be at a disadvantage in attracting and retaining highly qualified Directors.

     In light of the significant obligations and responsibilities of the Company's outside Directors, the Company believes that its total compensation package for non-employee Directors, which includes a retirement plan, is appropriate and fair.

     It is, therefore, recommended that the stockholders vote AGAINST this proposal.

                            STOCKHOLDER PROPOSAL ON
                       MAQUILADORA--MARKET BASKET SURVEY

     The following stockholder proposal has been submitted to the Company for action at the meeting by the Benedictine Resource Center, 3120 W. Ashby, San Antonio, Texas 78228, owner of 16,000 shares of the Company's common stock. Ten other groups whose names, addresses and shareholdings will be supplied upon oral or written request to the Secretary of the Company have co-sponsored the proposal. The affirmative vote of a majority of the votes cast at the meeting by or on behalf of the stockholders is required for approval of a stockholder proposal. The text of the proposal is as follows:

Stockholder Proposal On Maquiladora--Market Basket Survey

     WHEREAS, NAFTA, the North American Free Trade Agreement and GATT, the General Agreement on Trade and Tariffs, have emphasized the debate surrounding U.S. corporations in Mexican maquiladora operations. Critics deplore marginal survival wages paid Mexican maquiladora employees by a majority of U.S. companies, even though those employees work productively and efficiently.

     A 1994 market basket study reveals a maquiladora worker labors 69.0 minutes to purchase 5 lbs. of rice in comparison to the 13.5 minutes of a U.S. worker. The purchasing power required by the maquiladora worker for aspirin is 153.8 minutes versus 19.3 minutes for the U.S. worker; American cheese, 214.3 to 12.6; chicken legs, 54.5 to 5.0; bananas, 20.4 to 2.3. (Market Basket Survey, Ruth Rosenbaum, 1994)

     An MIT study declares the Ford factory in Hermosillo, Mexico has the highest quality of any auto plant in North America. Yet it pays on average one-tenth of U.S. wages. Even in Mexico, these wages are barely enough to feed a family, let alone buy a refrigerator or one of the cars the workers assemble. ("Policy Advocate," The Center for Ethics and Economic Policy, Spring 1994)

     In 1982, the average Mexican blue collar employee worked 8.1 hours to buy the basic basket of food: beef, beans, tortillas, tomatoes, sugar, eggs and milk. In 1986, it was 12.7 hours and by 1993, 21.9 hours. (Dallas Morning News, 8/14/94)

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     WHEREAS, the U.S. and Mexico could build a healthy model of North-South integration for the 21st century IF Mexico is recognized not just as a trading partner but as a country that contains fellow workers and global citizens with whom we share much more than trade.

     WHEREAS, the socially-concerned proponents of this resolution firmly believe there is a need for strict, enforceable standards of conduct for corporations operating in Canada, Mexico and the United States. One expectation, based on NAFTA, is that Mexican wages will rise, thereby raising the standard of living of Mexican workers and their families. However, we believe this will not happen unless corporations commit to paying wages substantially higher than marginal survival wages paid in maquiladora. We find it ironic that some of the same companies that publicly committed to paying entry-level workers 50% above the poverty datum line in South Africa in 1974, are unresponsive when challenged with the reality of the poverty level wages that pay employees in Mexico.

     It is important that our company review maquiladora operations including: minimum and average wages paid to employees; how these compare with local cost of living and poverty level; other methods of compensation such as profit sharing, special trust funds to finance infrastructure improvements in nearby neighborhoods where employees live. The religiously-affiliated proponents of this resolution recommend the review contain a market basket survey.

     RESOLVED, the shareholders request management to initiate a review of wages and benefits paid and environmental standards upheld in its maquiladora operations. A summary report of findings of the review and recommendations for changes in policy or performance in light of the survey should be available to shareholders upon request within six months of the 1995 annual meeting.

Management's Statement In Opposition To Stockholder Proposal

     The Board of Directors favors a vote AGAINST the adoption of this proposal for the following reasons:

     The workers at our maquiladora operations in Mexico are valued and productive members of the Johnson & Johnson worldwide group of employees. They are treated with the same concern for their personal well being and individual fulfillment as are other members in the United States and around the world. Besides providing a clean, safe work place, our companies in the maquiladora facilities provide health, nutritional and transportation services to meet the special needs of the people. In addition, we are deeply involved in programs in the community that include support for improved housing, health, medical care and education. Our work places do not harm the environment and all materials and waste products are safely and efficiently disposed of.

     We have for the past several years offered to our shareholders a report on our maquiladora operations, providing a discussion in Spanish and English, of our policies and practices. This has included a discussion of our compensation and benefits program and details of our relations with trade unions.

     Management in our maquiladora operations regularly measures and assesses compensation and benefits relative to the competition and local markets. We do not think that conducting a special "market basket study" comparing Mexican wages and costs of living with U.S. standards and reporting its results to shareholders is necessary or appropriate. As the bulk of our maquiladora operations could not economically function in the U.S., the alternative would be exiting those businesses altogether or seeking another country elsewhere in the world where operating costs could enable our continuance in that industry.

     It is, therefore, recommended that the stockholders vote AGAINST this proposal.

                                 OTHER MATTERS

     The Board of Directors does not intend to bring other matters before the meeting except items incident to the conduct of the meeting. However, on all matters properly brought before the meeting by the Board or by others, the persons named as proxies in the accompanying proxy, or their substitutes, will vote in accordance with their best judgment.

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                                                                       EXHIBIT 1

                               JOHNSON & JOHNSON
                             1995 STOCK OPTION PLAN

1. Purpose

     The purpose of the Johnson & Johnson 1995 Stock Option Plan (the "Plan") is to promote the interests of Johnson & Johnson (the "Company") by ensuring continuity of management and increased incentive on the part of officers and executive employees responsible for major contributions to effective management, through facilitating their acquisition of an equity interest in the Company on reasonable terms.

2. Administration

     The Plan shall be administered by the Compensation Committee of the Board of Directors (the "Committee"). The Committee shall consist of not less than three directors. No person shall be eligible to continue to serve as a member of such Committee unless such person is a "disinterested person" within the meaning of Rule 16b-3 of the General Rules and Regulations under the Securities
Exchange Act of 1934, as amended, and an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"). Committee members shall not be eligible to participate in the Plan while members of the Committee. It shall have the power to select optionees, to establish the number of shares and other terms applicable to each such option, to construe the provisions of the Plan, and to adopt rules and regulations governing the administration of the Plan.

     The Board of Directors, within its discretion, shall have authority to amend the Plan and the terms of any option issued hereunder without the necessity of obtaining further approval of the stockholders, unless such approval is required by law.

3. Eligibility

     Those eligible to participate in the Plan will be selected by the Committee from the following:

          (1) Directors who are employees of the Company or its domestic subsidiaries (excluding members from time to time of the Committee).

          (2) Officers and other key employees of the Company and its domestic subsidiaries.

          (3) Key employees of subsidiaries outside the United States.

     In all cases, optionees shall be selected on the basis of demonstrated ability to contribute substantially to the effective management of the Company.

     In no event shall an option be granted to any individual who, immediately after such option is granted, is considered to own stock possessing more than 10% of the combined voting power of all classes of stock of Johnson & Johnson or any of its subsidiaries within the meaning of Section 422 of the Internal Revenue Code.

4. Allotment of Shares

     A maximum of 28,000,000 authorized but unissued shares of the Common Stock of the Company (par value $1.00) will be allotted to the Plan, subject to the required approval by the stockholders. The total number of shares which may be awarded under the Plan to any optionee in any one year shall not exceed 5% of the total shares allotted to the Plan. The Committee may, in its discretion, use Treasury shares in lieu of authorized but unissued shares for the options. To the extent this is done, the number of authorized but unissued shares to be used for the Plan will be reduced.

     Shares covered by options which lapse or have been terminated during the duration of this Plan may be reallocated by the Committee.

5. Effective Date and Term of Plan

     The Plan shall become effective on April 27, 1995. No option shall be granted pursuant to this Plan later than April 26, 2000, but options theretofore granted may extend beyond that date in accordance with their terms.

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6. Terms and Conditions

   A. All Options

     The following shall apply to all options granted under the Plan:

        (i) Option Price

          The option price per share for each stock option shall be determined by the Committee and shall not be less than the fair market value on the date the option is granted. The fair market value shall be determined as prescribed by the Internal Revenue Code and Regulations.

        (ii) Time of Exercise of Option

          The Committee shall establish the time or times within the option period when the stock option may be exercised in whole or in such parts as may be specified from time to time by the Committee. With respect to an optionee whose employment has terminated by reason of death, disability or retirement, the Committee may in its discretion accelerate the time or times when any particular stock option held by said optionee may be so exercised so that such time or times are earlier than those originally provided in said option. In all cases exercise of a stock option shall be subject to the provisions of Section 6B(ii) or 6C(iii), as the case may be.

        (iii) Payment

          The entire option price may be paid at the time the option is exercised. When an option is exercised prior to termination of employment, the Committee shall have the discretion to arrange for the payment of such price, in whole or in part, in installments. In such cases, the Committee shall obtain such evidence of the optionee's obligation, establish such interest rate and require such security as it may deem appropriate for the adequate protection of the Company.

        (iv) Non-Transferability of Option

          Unless otherwise specified by the Committee to the contrary, an option by its terms shall not be transferable by the optionee otherwise than by will or by the laws of descent and distribution and shall be exercisable during the optionee's lifetime only by the optionee. The Committee may, in the manner established by the Committee, provide for the transfer, without payment of consideration, of a non-qualified option by an optionee to a member of the optionee's immediate family or to a trust or partnership whose beneficiaries are members of the optionee's immediate family. In such case, the option shall be exercisable only by such transferee. For purposes of this provision, an optionee's "immediate family" shall mean the holder's spouse, children and grandchildren.

        (v) Adjustment in Event of Recapitalization of the Company

          In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, rights offering, or any other change in the corporate structure or shares of the Company, the Board of Directors shall make such adjustment as it may deem equitably required in the number and kind of shares authorized by and for the Plan, in the number and kind of shares covered by the options granted, in the number of shares which may be awarded to an optionee in any one year, and in the option price.

   B. Non-Qualified Stock Options

          The Committee may, in its discretion, grant options under the Plan which, in whole or in part, do not qualify as incentive stock options under
     Section 422 of the Internal Revenue Code. In addition to the terms and conditions set forth in Section 6A above, the following terms and conditions shall govern any option (or portion thereof) to the extent that it does not so qualify.

        (i) Form of Payment

          Payment of the option price of any option (or portion thereof) not qualifying as an incentive stock option shall be made in cash or, in the discretion of the Committee, in the Common Stock of the Company valued at its fair market value (as the same shall be determined by the Committee), or a combination of such Common Stock and cash.

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        (ii) Rights after Termination of Employment

          In the event of termination of employment due to any cause including death, disability or retirement, rights to exercise the stock option shall cease, except for those which have accrued to the date of termination, unless the Committee shall otherwise specify. These rights shall remain exercisable for a period of three months, or such longer period (not to exceed three years) as the Committee shall provide, following termination for any cause other than death, disability or retirement and for a period of three years following termination due to death, disability or retirement, unless the Committee otherwise specifies. The Committee may, in its discretion, extend the period within which any particular option may be exercised beyond the expiration date originally provided in said option. However, no stock option shall, in any event, be exercised after the expiration of the full term of the option as may be specified in the option.

        (iii) Period of Option

          The exercise period of each non-qualified stock option shall be specified by the Committee at the time of grant.

   C. Incentive Stock Options

          The Committee may, in its discretion, grant options under the Plan which qualify in whole or in part as incentive stock options under Section 422 of the Internal Revenue Code. In addition to the terms and conditions set forth in Section 6A above, the following terms and conditions shall govern any option (or portion thereof) to the extent that it so qualifies:

        (i) Maximum Fair Market Value of Incentive Stock Options

          The aggregate fair market value (determined as of the time such option is granted) of the Common Stock for which any optionee may have stock options which first become vested in any calendar year (under all incentive stock option plans of the Company and its parent and subsidiary corporations) shall not exceed $100,000.

        (ii) Form of Payment

          Payment of the option price for incentive stock options shall be made in cash or in the Common Stock of the Company valued at its fair market value (as the same shall be determined by the Committee), or a combination of such Common Stock and cash. Where payment of the option price is to be made with Common Stock acquired under a Company compensation plan (within the meaning of paragraph 11(g) of Opinion No. 25 of the Accounting Principles Board), such Common Stock will not be accepted as payment unless the optionee has beneficially owned such Common Stock for at least six months (increased to one year if such Common Stock was acquired under an incentive stock option) prior to such payment.

        (iii) Rights after Termination of Employment

          In the event of termination of employment due to any cause including death, disability or retirement, rights to exercise the stock option shall cease, except for those which have accrued to the date of termination, unless the Committee shall otherwise specify. These rights shall remain exercisable for a period of three months, or such longer period (not to exceed three years) as the Committee shall provide, following termination for any cause other than death, disability or retirement and for a period of three years following termination due to death, disability or retirement, unless the Committee otherwise specifies. However, no incentive stock option shall, in any event, be exercised after the expiration of 10 years from the date such option is granted, or such earlier date as may be specified in the option.

        (iv) Period of Option

          The exercise period of each incentive stock option by its terms shall not be more than 10 years from the date the option is granted as specified by the Committee.

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                                                            Notice of
                                             &              1995 Annual
                                                            Meeting and
                                                            Proxy
                                                            Statement
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                                    APPENDIX
                    (Pursuant to Rule 304 of Regulation S-T)

1. Page 13 contains a description in tabular form of a graph entitled "Stockholder Return Performance Graph" which represents the comparison of the cumulative total stockholder return on the Company's Common Stock against the cumulative total return of the Standard and Poor's 500 Stock Index and the Standard and Poor's Diversified Health Care Index for the period of five years commencing December 31, 1989 and ending December 31, 1994, which graph is contained in the paper format of this Proxy Statement being sent to Stockholders.

                               JOHNSON & JOHNSON

               Proxy Solicited by the Board of Directors for the
                Annual Meeting of Stockholders on April 27, 1995

        The undersigned hereby appoints C.H. Johnson, P.N. Larson and R.N. Wilson and each or any of them as proxies, with full power of
 P      substitution and revocation, to represent the undersigned and to vote
 R      all shares of the Common Stock of Johnson & Johnson which the
 O      undersigned is entitled to vote at the Annual Meeting of Stockholders
 X      of the Company to be held on April 27, 1995 at 10:00 A.M. at the Hyatt
 Y Regency Hotel, Two Albany Street, New Brunswick, New Jersey, and any adjournment thereof, upon the matters listed on the reverse side hereof and, in their discretion, upon such other matters as may properly come before the meeting. The proxies appointed hereby may act by a majority of said proxies present at the meeting (or if only one is present, by that one).

Election of Directors, Nominees:

James W. Black, Gerard N. Burrow, Joan G. Cooney, Philip M. Hawley, Clark H. Johnson, Ann D. Jordan, Arnold G. Langbo, Ralph S. Larsen, Peter N. Larson, John
S. Mayo, Thomas S. Murphy, Paul J. Rizzo, Maxine F. Singer, Roger B. Smith, Robert N. Wilson.

                          (change of address/comments)

              --------------------------------------------------------

              --------------------------------------------------------

              --------------------------------------------------------

              --------------------------------------------------------
              (If you have written in the above space, please mark the
               corresponding box on the reverse side of this card.)

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxies cannot vote your shares unless you sign and return this card.

                                                                SEE REVERSE SIDE


                             Detach Proxy Card Here
- --------------------------------------------------------------------------------

[X] Please mark your
    votes as in this
    example

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR election of directors, FOR proposals 2, 3 and 4 and AGAINST proposals 5, 6 and 7.

The Board of Directors recommends a vote FOR proposals 1, 2, 3 and 4.
                                        FOR   WITHHELD
1. Election of Directors (see reverse)  [ ]     [ ]

For, except vote withheld from the following nominee(s):

- --------------------------------------------------------

                                             FOR   AGAINST   ABSTAIN
2. Approval of 1995 Stock Option Plan        [ ]     [ ]       [ ]

3. Approval of 1995 Stock Compensation Plan  [ ]     [ ]       [ ]

4. Ratification of Coopers and Lybrand as    [ ]     [ ]       [ ]
   Independent Auditors

The Board of Directors recommends a vote AGAINST proposals 5, 6 and 7.
                                             FOR   AGAINST   ABSTAIN
5. Proposal on Pharmaceutical Pricing        [ ]     [ ]       [ ]

6. Proposal on Non-Employee Director         [ ]     [ ]       [ ]
   Retirement Plan

7. Proposal on Maquiladora Market Basket     [ ]     [ ]       [ ]
   Survey
Change of Address/Comments on Reverse Side   [ ]



SIGNATURE(S) ____________________________________________ DATE ________________

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof. Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
- --------------------------------------------------------------------------------









                               JOHNSON & JOHNSON